Exhibit 99.2


                McMoRan EXPLORATION CO.
     COMPLETES SALE OF CERTAIN OIL AND GAS PROPERTIES

NEW ORLEANS, LA, February 25, 2002 - McMoRan
Exploration Co. (NYSE:MMR) today announced that its oil and gas exploration and production subsidiary, McMoRan Oil & Gas LLC, has completed its previously announced sale of three oil and gas properties to a third party for $60 million. McMoRan used the proceeds from the sale to repay the $51.7 million outstanding under its oil and gas bank credit facility on February 22, 2002. The balance of the proceeds are being used for working capital purposes.
In connection with closing of the sale, McMoRan's oil and gas bank credit facility has been terminated.
McMoRan is pursuing new financing arrangements for its future oil and gas exploration and development activities on the shelf of the Gulf of Mexico, where it holds approximately 500,000 gross acres of offshore exploration leases.

     The properties sold in this transaction are
subject to a reversionary interest after "payout,"
which would occur at the point at which the purchaser
receives aggregate cumulative revenues from the
properties of $60 million plus an agreed upon rate of
return.   After payout, 75 percent of the interests
sold would revert to McMoRan.

     The sale is effective as of January 1, 2002.
Following the transaction, McMoRan estimates its average net daily production, not including the three properties sold, will approximate 27 million cubic feet of natural gas equivalent during first-quarter
2002.
     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area;
and the purchasing, transporting, terminaling, processing and marketing of sulphur. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").

Cautionary Statement: This press release contains forward-looking statements. Forward-looking statements are all statements other than historical facts, including statements regarding plans and objectives of management for future operations, future financing activities and estimated production flow rates. Important factors that could cause actual results to differ materially from our expectations include our ability to acquire new financing, our ability to achieve the estimated production flow rates and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.